UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 5, 2021
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-49728		87-0617894
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

27-01 Queens Plaza North	Long Island City	New York	11101
(Address of principal executive offices)			(Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	JBLU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On September 5, 2021, the Board of Directors (the “Board”) of JetBlue Airways Corporation (“JetBlue” or the “Company”), appointed Ursula Hurley, the Company’s Acting Chief Financial Officer, as the Company’s Chief Financial Officer (“CFO”), effective immediately.
Ms. Hurley, age 40, has served as the Company’s Acting Chief Financial Officer since June 12, 2021, and previously as Head of Treasury and Investor Relations and Treasurer since April 2021. Ms. Hurley first joined the Company’s finance team in 2004 and subsequently served in positions of increasing responsibility, including as Director, Assistant Treasurer & Fuel from June 2012 to July 2017 and Vice President Structural Programs from July 2017 to July 2018. From July 2018 to April 2021, Ms. Hurley was Vice President Treasurer, responsible for debt and cash management, cash flow, fuel and interest rate hedging, strategic sourcing, and fleet strategy, including aircraft and engine sourcing.

There are no arrangements or understandings between Ms. Hurley and any other person pursuant to which she was selected as CFO. Ms. Hurley does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Ms. Hurley has an interest requiring disclosure under Item 404(a) of Regulation S-K.

(e) In connection with her appointment as CFO, Ms. Hurley was granted an executive retention award of $600,000 (the “ERA”). The ERA subsumes and satisfies the “Additional Payment” of $15,000 for each month Ms. Hurley served in the Acting CFO capacity, as disclosed in her Acting CFO offer letter (the “Offer Letter”) dated June 15, 2021 (reported on the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 21, 2021). The ERA will be payable thirty days following the lapse of the CARES Act, Consolidated Appropriations Act or American Rescue Plan Act compensation restrictions, or any subsequent legislation establishing similar compensation limitations (collectively, the “Government Support”), provided Ms. Hurley remains employed by, or performs services for, JetBlue on such payment date, subject to the exceptions described in the ERA.
In addition to the ERA awarded in connection with her appointment as CFO, Ms. Hurley remains eligible to receive: (i) executive retention awards previously disclosed in the aggregate amount of $265,000; and (ii) the Additional Cash Bonus Opportunity, upon achievement of the performance metrics described in the Offer Letter, each thirty days following the lapse of any Government Support, provided Ms. Hurley remains employed by JetBlue on such payment date. She also remains eligible to participate in the Company’s annual and long-term incentive programs, as well as the other employee benefit plans and compensation programs that the Company maintains for its salaried employees, including its executive officers. The Compensation Committee of the Board approved Ms. Hurley’s compensation package.

Ms. Hurley may not realize the full value of her CFO compensation package during any period in which executive compensation limitations under Government Support apply. The Company will continue to monitor and administer its executive compensation program in accordance with Government Support requirements.

The foregoing summary of the ERA is not complete and is qualified in its entirety by reference to the ERA filed herewith as Exhibit 10.1 and incorporated by reference herein.

Separately, on September 5, 2021, the Company and Robin Hayes, the Company’s Chief Executive Officer, executed an amendment to Mr. Hayes’s employment agreement to extend his term of employment through the earlier of September 1, 2023 or termination of his employment under the employment agreement. Other than the foregoing extension, the terms of Mr. Hayes’ employment agreement remain unchanged. The Board approved the foregoing change to Mr. Hayes’ employment agreement.

Item 7.01 Regulation FD Disclosure.

On September 7, 2021, the Company issued a press release announcing the changes to the Company's leadership structure disclosed under Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 herewith.

References to the Company's website in the release do not incorporate by reference the information on such website into this report, and the Company disclaims any such incorporation by reference. The information included under Item 7.01 of this report (including the press release) is being furnished and shall not be deemed "filed" for purposes of Section 18 of the

Securities Exchange Act of 1934, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	JetBlue Executive Retention Award issued - Ursula Hurley, dated September 5, 2021
10.2	Amendment to Employment Agreement between Robin Hayes and JetBlue Airways Corporation, dated September 5, 2021
99.1**	Press Release dated September 7, 2021 of JetBlue Airways Corporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
**	Furnished herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date:	September 7, 2021	By:	/s/ Brandon Nelson
General Counsel & Corporate Secretary